Exhibit 99.1
ShopNBC Reports Preliminary Results for Fourth Quarter and Full Fiscal Year 2008
Minneapolis, MN, Tuesday, January 27, 2009 — ShopNBC (Nasdaq: VVTV), the premium lifestyle brand in electronic retailing, today announced preliminary results for the fourth quarter and fiscal year ending January 31, 2009. The company also announced it is providing an update on the status of its early stage cable and satellite negotiations, and outlining its fiscal 2009 priorities and new corporate strategies designed to grow the company’s EBITDA levels, increase revenues, and reduce its expense structure.
Fourth Quarter 2008 Preliminary Results
Based on preliminary estimates, fourth quarter revenues are expected to be approximately $142 million, a 35% decrease compared with revenues of $218 million in the fourth quarter of 2007. EBITDA, as adjusted, is expected to be a loss of approximately ($15) million compared to EBITDA, as adjusted, of $5 million in the year-ago period. Estimated net loss for Q4 is expected to be approximately ($40) million compared to a net loss for the same quarter last year of ($1) million.
The company will end the quarter with approximately $75 million in cash and securities. This balance is a $7 million reduction from the prior quarter driven primarily by the $15 million EBITDA loss, offset by prudent working capital management. This balance includes $20.4 million of Auction Rate Securities that have been written down from their original value of $26.8 million. The company has concluded that the $6.4 million impairment on the auction rate securities, which had previously been classified as temporary, should be changed to permanent due to the continued illiquidity of these securities and uncertainty regarding their ultimate value. In addition, the company also expects to record an approximate $9 million non-cash charge related to its full power TV station in Boston, MA (WWDP). The station was deemed to be impaired from its current carrying value of $32 million due to the depressed market conditions for TV stations. Both of these charges are reflected in the $40 million net loss estimate.
Full Year 2008 Preliminary Results
Based on preliminary estimates, net sales for fiscal 2008 are expected to be approximately $565 million, a decrease of 28% vs. the previous year. The company’s full year EBITDA loss, as adjusted, is expected to be a loss of approximately ($51) million, compared to an EBITDA profit, as adjusted, of $7 million last year. For the fiscal year, the company expects to record a net loss of ($94) million compared to a net income of $22 million in the prior year.
“Fiscal 2008 was a challenging year at ShopNBC and our preliminary financial results for the fourth quarter and full year are clearly unacceptable,” said Mr. Buck. “We have gone to great lengths and implemented significant change at the company in an effort to turn around the business, improve its performance, and increase shareholder value. As announced last August, we embarked on two parallel paths to achieve these goals: explore strategic alternatives for the company; and manage the business on a go-forward basis. While I am disappointed that we were unable to find a buyer or strategic partner for the company at this time, we remain open to opportunities and inquiries to maximize shareholder value.”
Added Mr. Buck, “As announced today in a separate press release, we made several positive changes and additions to our leadership structure at the company, board of directors, and strategic planning levels in an effort to support the implementation of our priorities and strategies for 2009 under the leadership of our new CEO Keith Stewart.”
•	Keith Stewart Promoted to CEO. The board of directors promoted Keith Stewart to chief executive officer of the Company. He will continue to serve as the company’s president and on the board of directors. Mr. Buck is voluntarily stepping down as CEO and will remain as chairman of the board.
•	Darlene Daggett Joins Company as Consultant. The company entered into a consulting agreement with Darlene Daggett, who is a 30-year participant in the multi-channel marketspace and has 18 years of senior leadership experience at QVC. Ms. Daggett will assist the company in all areas of strategic planning and implementation. She will also be a strategic advisor to the CEO.
•	Randy Ronning Joins ShopNBC’s Board. Randy Ronning has been appointed to the ShopNBC’s board of directors. He has over 30 years of retail and electronic retailing experience, primarily at QVC and JC Penney’s. The addition of Mr. Ronning to the board will increase the industry expertise on the board.

Fourth Quarter Operational Improvements
The Company noted several key operational improvements in the fourth quarter:
•	Progress on Cable Negotiations. ShopNBC is midway through the renegotiations of a majority of its cable and satellite contracts. The company anticipates renewing all major distribution agreements. With negotiations relating to approximately 19 million households completed, the company has been able to preserve its distribution footprint at much more competitive rates. The company believes it will be able to retain a high percentage of its distribution footprint while achieving a meaningful reduction in its cable and satellite fees.
•	Controlled Operating Expenses. The company continues to closely manage its cost structure during this slower retail period. Operating expenses for the quarter were approximately 14% below last year driven by lower variable costs and reduced marketing spending. In addition, the company reduced its salaried workforce during the quarter by 11% as well as froze salaries and suspended its 401k match for fiscal 2009. The company has reduced its salaried workforce by 27% since May of 2007.
•	Reduced Bad Debt Exposure. The company has become more selective in the use of credit promotions. The overall use of its ValuePay installment payment option is down significantly throughout the second half of the year. The accounts receivable balance at year end will be approximately 50% below last year.
•	Increased Active and New Customers. Customer counts on both fronts reversed trend in the fourth quarter. In December, for example, new customers increased by 23% and active ones increased by 10%.
•	Reduced Customer Service Contact Rates. The company has significantly decreased its customer service contact rates since September 2008. This decrease has been driven by faster and more accurate delivery times.
•	Lowered Average Selling Price. To broaden appeal and improve acceptance rates of its products among consumers, the company intentionally lowered its average selling price by 33% during the quarter while maintaining its premium lifestyle brand positioning.
•	Aggressively Managed Inventory. The company successfully cleared over $20 million of inventory during the quarter, the majority of which was high-priced jewelry. Inventory was reduced across all product categories with the largest reductions in the gem and gold categories. This has allowed the company to reduce its inventory by over 35% vs. last year.
•	Reduced Return Rates. The company continues to focus on improving the complete shopping experience for its customers and reducing transactional costs. With improvements in delivery times, customer service, and product quality, ShopNBC expects to report a return rate of 27% for the quarter. This is a reduction of over 400 basis points compared to last year.
•	Improved Sales and Inventory Planning. During the quarter, the company made significant process improvements to its merchandising, broadcast operations, sales and product planning, and calendar and events teams by restructuring these key business units to bring greater focus on profitability, accountability and efficiency.
Commented Mr. Stewart, “We are fully engaged in improving ShopNBC’s operations and implementing new corporate strategies designed to grow the company’s EBITDA levels, increase revenues, and right-size our expense structure. Despite our sales and EBITDA shortfall in the fourth quarter, meaningful improvements were made in a number of key areas across our entire organization while protecting our cash balance. With improved processes in place, a cleaner inventory position, and a debt free balance sheet, ShopNBC is entering fiscal 2009 with a focus on executing the turnaround of our business.”
Company Progressing In Negotiations with GE on Restructuring of Convertible Preferred Stock
The company announced it is progressing in its negotiations with GE to restructure and extend the terms of its outstanding 5.3 million shares of Series A Convertible Preferred Stock. This stock currently includes a mandatory redemption obligation in the amount of approximately $44.3 million, scheduled to mature in the spring of 2009.

“We are pleased with our progress in our negotiations to restructure and extend our obligations to date which, if ultimately successful, would extend the repayment of this security,” stated Mr. Buck. “The extension of this repayment would provide ShopNBC considerable time to complete the turnaround of our business by significantly improving our cash outlook and flexibility.”
Roadmap for The “New ShopNBC”
To stabilize ShopNBC’s financial results in 2009, the company will be significantly repositioned during the next 12 months under the leadership of Mr. Stewart. It will do so by focusing on improving components of the business that are largely under its control, such as lowering its cost structure and cost to sales, increasing margins, and focusing on the customer experience. While the company is not providing 2009 financial guidance at this time, it is providing specific strategies for the “New ShopNBC.” These include:
•	Maintain Distribution Footprint. Of the approximately 19 million homes that have been negotiated to date, the company has been successful in preserving carriage in virtually all of the homes. The continuation of these agreements ensures that ShopNBC will have a broad footprint to sell from during 2009.
•	Reduce Cable and Satellite Operating Expenses. Cable and satellite fees represent approximately 50% of the company’s operating expenses. With the majority of these agreements expiring, it is critical to reset these at competitive rates for fiscal 2009. Although negotiations are ongoing, the company stated that progress to date is encouraging with initial success in achieving much more competitive rates and improving its channel positioning.
•	Other Cost Structure Reductions. The company remains highly focused on reducing its overall cost structure. The company expects 2009 operating expenses to be over 20% lower than 2007 levels. This is the result of several reductions in its salaried workforce, lower cable and satellite distribution fees, and significant reductions in all non-revenue-related discretionary spending. The company will also continue to improve product return rates and call center and warehouse processing to make its transactional costs competitive in the marketplace.
•	Brand Positioning. ShopNBC’s brand positioning is to operate as a multi-channel electronic retailer with a premium lifestyle brand. The company will communicate to consumers a value proposition that is unique and differentiated from the market. This value proposition will embody a consistent flow of new products and concepts to keep ShopNBC programming fresh. Hosts and team members will strive to improve the social community of its customers as well as the direct relationship with each customer in ways that surprise and delight them.
•	Improve Merchandise Mix. ShopNBC has historically maintained a very high level of jewelry programming. Over time, the company is broadening its product offerings into more home, apparel, accessories, and beauty. The broader mix will continue the intentional decrease in the average selling price and lead to new and active customer growth.
•	Customer Focus. From ShopNBC’s on-air and online presentation to its product delivery, every aspect of the customer experience will be in focus with a goal to exceed their expectations. This spotlight on the customer experience is intended to drive new growth and current customer loyalty. The company has also implemented weekly measurements to evaluate current performance and reduce customer service contact rates.
•	Develop a Predictable Financial Model. To develop a predictable profitable sales results model, the company will engage in testing new product and rely on re-ordered goods. This approach will also allow the company to learn quickly about product appeal with low inventory risk at competitive margins as well as significantly reduce merchandise markdowns. This new pricing and merchandise model will significantly improve our merchandise margins across all categories. Equally, transactional costs will be lower through improved call center and warehouse operations to leverage profitable scale to the organization.
“2009 will be a year of opportunity and change at ShopNBC,” said Mr. Stewart. “Our goals and plans to turn this company around and achieve sustained profitability are clear. We have already made significant progress on many fronts. I am confident in our go-forward execution capabilities and remain excited about ShopNBC’s future as the premium lifestyle brand in the electronic retailing space.”
ShopNBC’s preliminary fourth fiscal quarter and 2008 full year results are subject to review by the company as well as its independent auditors. The company’s final results for the fiscal fourth quarter and full year will be released in March.

Conference Call Information
The Company has scheduled a conference call at 10 a.m. EST / 7 a.m. PST on January 27, 2009, to discuss the preliminary results for the fiscal fourth quarter and full year. To participate, please dial 1-800-369-1740 (pass code SHOPNBC) five to ten minutes prior to the start time. A replay of the call will be available for 30 days. To access the replay, please dial 1-866-489-8055 with pass code 7467622 (keypad: SHOPNBC). You may also participate via live audio stream by logging on to https://e-meetings.verizonbusiness.com. To access the audio stream, please use conference number 7888068 (pass code SHOPNBC). A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.
About ShopNBC
ShopNBC is a multi-channel electronic retailer operating with a premium lifestyle brand. The shopping network reaches 72 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. www.ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com/IR.
EBITDA and EBITDA, as adjusted
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring restructuring and CEO transition costs; and non-cash share-based payment expense. Management has included the term EBITDA, as adjusted, in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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Contacts:
Frank Elsenbast
Chief Financial Officer
952-943-6262
Anthony Giombetti
Media Relations
612-308-1190

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of EBITDA, as adjusted, to Net Income (Loss):

			(Forecasted)
	(Forecasted)		Twelve-Month	Twelve-Month
	Fourth Quarter	Fourth Quarter	Period Ended	Period Ended
	31-Jan-09	2-Feb-08	31-Jan-09	2-Feb-08
EBITDA, as adjusted (000’s)	$(15,078)	$5,388	$(51,424)	$6,850
Less:
Non-operating gains (losses) and equity in income of RLM	—	(67)	(969)	40,663
Impairment charges	(15,300)	—	(15,300)	—
Restructuring costs	(3,905)	(1,939)	(4,410)	(5,043)
CEO transition costs	(230)	(355)	(2,940)	(2,451)
Non-cash share-based compensation	(960)	(625)	(4,000)	(2,415)

EBITDA (as defined) (a)	(35,473)	2,402	(79,043)	37,604

A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA, as defined	(35,473)	2,402	(79,043)	37,604
Adjustments:
Depreciation and amortization	(4,639)	(4,412)	(17,449)	(19,993)
Interest income	477	1,137	2,808	5,680
Income taxes	—	82	(33)	(839)

Net income (loss)	$(39,635)	$(791)	$(93,717)	$22,452

(a)	EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-cash impairment charges, non-recurring restructuring and CEO transition costs; and non-cash share-based compensation expense.
     Management has included the term EBITDA, as adjusted, in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.